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                                                                    EXHIBIT 99.2


                                  [LETTERHEAD OF CB RICHARD ELLIS SERVICES, INC]

 PRESS RELEASE


FOR IMMEDIATE RELEASE ---- October 15, 1998
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
For further information:    At the Financial Relations Board
Cary Brazeman               Karen Taylor                        Stephanie Mishra
CB Richard Ellis            General Information                 Investor/Analyst Contact
(213) 613-3227              (310) 442-0599                      (415) 986-1591
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CB RICHARD ELLIS ANNOUNCES STOCK REPURCHASE PROGRAM

Los Angeles, CA (October 15, 1998)

CB Richard Ellis (NYSE:CBG), the world leader in real estate services, today announced that its Board of Directors has approved a repurchase program under which it will begin purchasing up to $10 million of its common stock. The duration of the repurchase program is October 16, 1998 - December 31, 1998.

Under the program, the company expects to purchase shares of common stock from time-to-time through open market and privately negotiated transactions at prices deemed appropriate by management. The repurchase will be funded by a combination of cash on hand and borrowing pursuant to the company's Bank Credit Agreement.

Any shares repurchased will be available for reissuance in connection with the company's employee benefit plans.

As of September 30, 1998, the company had 20.7 million shares of common stock outstanding.

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in the release. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

CB Richard Ellis (NYSE:CBG) is the world leader in real estate services. Based in Los Angeles with over 9,000 employees worldwide, the company serves real estate owners, investors and occupiers through over 200
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principal offices in 29 countries. Services include property sales and leasing, property management, corporate advisory services and facilities management, mortgage banking, investment management, capital markets, appraisal/valuation, research and consulting. CB Commercial and REI Limited, which merged in April 1998 to form CB Richard Ellis, had combined 1997 revenues of $848 million.

For more information on CB Richard Ellis Services, Inc. (via facsimile and at no cost), call 1-800-PRO-INFO and dial client code "CBG". If calling from outside the United States, please dial 1-732-544-2850. CB Richard Ellis (NYSE:CBG) is the world leader in real estate services.

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